EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Omnicom Group Inc.:

We consent to the incorporation by reference in the Registration Statement to be filed on Form S-3 (the “Registration Statement”) of Omnicom Group Inc. and subsidiaries of our reports dated February 27, 2009 with respect to the consolidated balance sheets of Omnicom Group Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule on page S-1, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of Omnicom Group Inc. and subsidiaries and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Registration Statement.

As discussed in our report dated February 27, 2009, Omnicom Group Inc. and subsidiaries adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” on December 31, 2006.

/s/ KPMG LLP

New York, New York
March 18, 2009